EXHIBIT 11.1

                               FRESH AMERICA CORP.

                       COMPUTATION OF PER SHARE EARNINGS*

                    (In thousands, except per share amounts)

                                          QUARTER ENDED       NINE MONTHS ENDED
                                      ---------------------  -------------------
                                       Sept. 27, Sept. 26, Sept. 27  Sept. 26,
                                         1996       1997       1996       1997
                                       --------   --------   --------   --------
Net income applicable to common and
 common equivalent shares ..........   $    811   $  1,081   $  2,565   $  3,557
                                       ========   ========   ========   ========
Weighted average common shares
 outstanding .......................      3,698      3,760      3,697      3,745
Effect of stock options and warrants        239        215        221        226
                                       --------   --------   --------   --------
Weighted average common and common
  equivalent shares ................      3,937      3,975      3,918      3,971
                                       ========   ========   ========   ========
Net income per common and common
equivalent share - fully diluted ...   $   0.21   $   0.27   $   0.65   $   0.90
                                       ========   ========   ========   ========

*  Earnings per share are presented on a fully diluted basis.